UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): January 29, 2009
Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936	13-3637458
(Commission File Number)	(IRS Employer Identification No.)

Cheming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

(646) 200-6316
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition.

Item 7.01. Regulation FD Disclosure.

The following information is furnished under Item 2.02 - Results of Operations and Financial Condition, and Item 7.01 - Regulation FD Disclosure:

On October 16, 2008, Gulf Resources, Inc. issued a press release announcing increased customer orders for Q4 as compared to Q3 and providing a statement revising certain financial guidance with respect to its net income for fiscal year 2008. A copy of such press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

Beginning in April 2007, Gulf Resources, Inc. (the “Company”) entered into five asset purchase agreements to acquire assets located in Shandong province in the People’s Republic of China (the “Asset Acquisitions”).  The following table provides a summary of certain disclosures made by the Company on Forms 8-K regarding the Asset Acquisitions.

Date of Acquisition	SEC Filing	Disclosure
April 7, 2007	Form 8-K filed on April 10, 2007

Item 2.01 of Form 8-K:

Certain assets owned by Mr. Wenbo Yu located in the Shougang City Qinshuibo Area (the “Qinshuibo Assets”).The Qinshuibo Assets include a 50 year mineral rights and land lease covering 1,846 acres, or 7.5 square kilometers of real property. The Qinshuibo Assets acquired also include the 575 wells and the related production facility, the pipelines, other production equipment, and the buildings located on the property.

Press Release attached as Exhibit 99.3 to Form 8-K:

The facility is currently producing approximately 3,500 tons of bromine annually, which equates to $6.5 million in revenues at current market prices. Gulf Resources will implement a new processing facility and associated pipelines during 2007. These improvements are budgeted at approximately $1 million and are expected to initially increase the annual bromine production output to 4,700 tons, ultimately reaching 5,300 tons during 2008. In addition, the Company estimates the property will yield approximately 125,000 tons of annual crude salt production, adding $1.3 million in incremental revenue potential.

"The acquisition of Shouguang City Qinshuibo Area is expected to ultimately increase our overall bromine production capacity by approximately 50 percent, to over 15,000 tons annually and be accretive to 2007 earnings," stated Ming Yang, CEO, Gulf Resources, Inc. This acquisition is consistent with our strategic plan to acquire other local bromine producers and their reserves, while increasing output by expanding and improving production facilities. We will leverage our valuable production and distribution licenses, while leveraging economies of scale and a stronger distribution platform for future margin enhancements. The fifty year lease has been paid in full and significantly increases our total bromine reserves and crude salt production capabilities."

Date of Acquisition	SEC Filing	Disclosure
June11, 2007	Form 8-K filed on June 11, 2007

Item 2.01 of Form 8-K:

Certain assets owned by Mr. Donghua Yang locate in the Dong Ying City Liu Hu Area (the “Liu Hu Assets”). The Liu Hu Assets include a 50-year mineral rights and land lease covering 2,317.85 acres, or 9.38 square kilometers of real property. The Liu Hu Assets acquired also include the 405 wells and the related production facility, the pipelines, other production equipment, and the buildings located on the property.

Press Release attached as Exhibit 99.1 to Form 8-K:

The key asset includes a 50-year property lease covering approximately 2,318 acres, or 9.38 square kilometers, which is located in close proximity to SCHC.  The lease is paid in full through maturation on April 30, 2052. The property maintains proven reserves of approximately 235,000 tons of bromine. Additional assets to be conveyed in this purchase include the existing bromine production infrastructure, wells, pipelines, power circuits, and other equipment, as well as the existing buildings on the property. The property and assets carry a book value of approximately $7.5 million, which management believes is approximately seventy percent of the current market value.

The facility is currently producing approximately 3,700 tons of bromine annually, which equates to $6.85 million in revenues and $1.8 million in net income at current market prices and is operating at 69 percent capacity utilization. Gulf Resources plans to invest approximately $3.3 million in new equipment and property improvements during 2007. These improvements are expected to increase overall production output by 21.6 percent to more than 4,500 tons of bromine annually with a target plant utilization rate of between 84 to 89 percent.

Date of Acquisition	SEC Filing	Disclosure
October 25, 2007	Form 8-K filed on October 31, 2007

Certain assets owned by Mr. Jiancai Wang in the Shouguang City Renjia Area (the “Renjia Assets”).  The Renjia Assets include a 50-year mineral rights and land lease covering 2,165 acres, or 8.76 square kilometers, of real property.  The Renjia Assets acquired also include the 398 wells and the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property.

Press Release attached as Exhibit 99.1 to Form 8-K:

The assets include a 50-year mineral rights and land lease covering 2,165 acres through December, 2054, which has been paid in the full. The property has 200,000 to 250,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property. The Company executed an asset purchase agreement with Mr. Jiancai Wang, the sole owner on October 25, 2007.

The facility is currently operating at 65 percent capacity and produces approximately 3,700 metric tons of bromine annually through 398 wells, which equates to $6.8 million in revenues and $1.8 million in net income at current market prices. Gulf Resources anticipates making $4.2 million in facility upgrades and capital expenditures over a four month period, which are expected to increase capacity utilization to 85 percent and increase overall bromine production output to 4,800 metric tons annually. In addition, the Company estimates the property will yield approximately 25,000 metric tons of annual crude salt production, equating to $0.33 million in incremental revenue.

Date of Acquisition	SEC Filing	Disclosure
October 26, 2007	Form 8-K filed on October 31, 2007

Item 2.01 of Form 8-K:

Certain assets owned by Xingji Liu in the Shouguang City Houxing Area (the “Houxing Assets”).  The Houxing Assets include a 50-year mineral rights and land lease covering 2,310 acres of real property, with annual production of 3,900 tons of bromine. The Houxing Assets acquired include the 432 wells and the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property.

Press Release attached as Exhibit 99.2 to Form 8-K:

The assets include a 50-year mineral rights and land lease covering 2,310 acres through Dctober, 2054, which has been paid in the full. The property has 210,000 to 270,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

The facility is currently operating at 67 percent of capacity utilization and produces approximately 3,900 metric tons of bromine annually through 432 wells, which equates to $7.2 million in revenues and $1.9 million in net income at current market prices. Gulf Resources anticipates making $3.1 million in total capital expenditures, which will take approximately three months to complete from the time of commencement, and is expected to increase capacity utilization to 85 percent while increasing overall bromine production output to 4,900 metric tons annually. In addition, the Company estimates the property will yield approximately 30,000 metric tons of annual crude salt production, equating to $0.39 million in incremental revenue.

Date of Acquisition	SEC Filing	Disclosure
January 8, 2008	Form 8-K filed on January 8, 2008

Item 2.01 of Form 8-K:

Certain assets owned by Xiaodong Yang located in Wei Fang City Hanting Area (the “Hanting Assets”).  The assets acquired include a mineral lease covering approximately 2,641 acres, together with the buildings, equipment and inventory used in Yang's operations, a facility which has an annual estimated bromine production capacity of 4,700 tons. SCHC is not assuming and shall not be liable for any and all debts, obligations and liabilities of Yang, including without limitation, liabilities relating to the Purchased Assets and the Leased Property.

Press Release attached as Exhibit 99.2 to Form 8-K:

The assets include a 50-year mineral rights and land lease covering 2,641 acres, or 11 square kilometers through December, 2055, which has been paid in the full. The property has 200,000 to 210,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

The facility is currently operating at 80 percent capacity and produces approximately 4,700 metric tons of bromine annually through 294 wells, which equates to $9.4 million in revenues and $2.4 million in net income at current market prices. In the future, Gulf Resources plans to increase capacity utilization to 85 percent.

The Company also disclosed the Asset Acquisitions in the following periodic reports which were filed with the SEC.

Date Filed	Periodic Report
August 14, 2007	Quarterly report on Form 10-Q for the three months ended June 30, 2007
November 11, 2007	Quarterly report on Form 10-Q for the three months ended September 30, 2007
March 12, 2008	Annual Report on Form 10-K for the year ended December 31, 2007
May 14, 2008	Quarterly report on Form 10-Q for the three months ended March 30, 2008
August 13, 2008	Quarterly report on Form 10-Q for the three months ended June 30, 2008
November 13, 2008	Quarterly report on Form 10-Q for the three months ended September 30, 2008

The Company included disclosure in these Form 8-K and periodic report filings which contained references to “approximate annual ideal production capacity” figures, “capacity utilization” figures and “production output” figures for the Asset Acquisitions.  These references mistakenly implied that such assets were then operating at the production capacities, capacity utilization rates and production output levels specified.  However, each of these assets was not in operation when the Company acquired the asset.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to the Qinshuibo Assets, the assets had not been operational for nine months; with respect to the Liu Hu Assets, the assets had not been operational for eleven months; with respect to the Renjia Assets and the Houxing Assets, the assets had not been operational for fifteen months; and with respect to Hanting Assets, the assets had not been operational for eighteen months.  Therefore, the references to production capacity figures, capacity utilization figures and production output figures should have stated that these figures were estimates of future production capabilities based on existing facilities and equipment and amounts of capital expenditure the Company planned for these assets to fund improvements and make them operational.

These form 8-K and periodic report filings also contained references to “proven and probable reserves” of bromine.  These references were not correct as the Company does not have any proven and probable reserves.  The references to “proven and probable reserves” should have been to “non-reserve mineralized materials”.  Such mineralized material will not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade and other material factors conclude both legal and economic feasibility.

In addition, in the Company’s Quarterly Report on Form  10-Q filed on November 13, 2007, the Company made the following disclosure in “Note 2--Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

“Collectively, as a result of the acquisitions of the Qinshuibo Assets, the Liu Hu Assets, the Renjia Assets and the Houxing Assets combined with the Company’s 50-year mineral rights and land lease covering 10,132 acres or 42 square kilometers of real property, with proven and probable reserves of approximately 776,000 metric tons and annual production capacity of approximately 10,900 metric tons of bromine, the Company has proven and probable reserves of approximately 1,699,000 metric tons and annual production capacity of approximately 26,700 metric tons of bromine.”

The last sentence of that paragraph should have stated that “ . . . the Company estimates that, when all of the acquired assets are fully operational, its annual production capacity will be approximately 26,700 metric tons of bromine.”

The Company is filing this disclosure on Form 8-K to correct these previous disclosures about the Asset Acquisitions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                   Description

99.1                                Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

	By:	/s/ Min Li
	Name:	Min Li
	Title:	Chief Financial Officer
Dated: January 29, 2009

Exhibit Index

Exhibit No.                   Description

99.1                                Press Release